UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
June 11, 2010

BigBand Networks, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33355 (Commission File Number)	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of principal executive offices) (Zip code)

(650) 995-5000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 11, 2010, the Compensation Committee of the Board of Directors of BigBand Networks, Inc. (the “Company”) approved the Company’s entry into an amended employment agreement (the “Amendment”) with Ravi Narula, 40, the Company’s Senior Vice President and Chief Financial Officer. The Amendment provides for, effective May 1, 2010, an annual base salary of $253,100 and eligibility for up to $151,860 (60% of base salary) in variable compensation based on participation in the company’s performance bonus program on the same basis as other members of the Company’s senior management. The Amendment also provides for the grant of an option to purchase 370,000 shares of the Company’s common stock with four year vesting and acceleration of the greater of (a) 12 months’ vesting or (b) 50% of the then outstanding shares under the grant upon Mr. Narula’s termination or constructive termination within six (6) months of a change in control. Further, Mr. Narula will be eligible for the following severance benefits: (i) if he is terminated or constructively terminated (other than for cause), he will receive six (6) months’ of his then-current base salary, and (ii) if he is terminated or constructively terminated within six (6) months of a change in control, he will receive twelve (12) months’ of his then-current base salary. A copy of the Amendment is attached as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference. The foregoing description of the terms of the Amendment is qualified in its entirety by reference to such Amendment. In addition, Mr. Narula has entered into the Company’s standard indemnification agreement for directors and executive-level employees.
     At the same meeting, the Compensation Committee increased the annual base salary of Amir Bassan-Eskenazi, the Company’s President and Chief Executive Officer, to $412,000 effective June 1, 2010.
     Also on June 11, 2010, the Compensation Committee adopted and approved the performance criteria and associated potential awards for the second half of the fiscal year ending December 31, 2010 under the Company’s Incentive Compensation Plan (“ICP”) for the Company’s executive officers, including its named executive officers who participate in the ICP. The ICP is funded based on the Company’s achievement of pre-determined bookings, revenue and operating contribution targets. Under the ICP, target bonuses are expressed as a percentage of the executive’s base salary. Participants are required to submit a set of achievement goals at the beginning of each six-month period, with such goals to be approved by the Compensation Committee. The participant is then compensated under the ICP based on their achievement against these goals. Final payouts on the bonus amount will be determined by multiplying (x) the semi-annual bonus target (50% of the total bonus target amount each half) by (y) the financial performance (funding) percent and (z) the individual performance rating percent. For the second half of 2010, all ICP payments shall be made in the form of restricted stock units on the following formula: second half bonus achievement divided by $2.92 per restricted stock unit.
     Because the amount of a participant’s ICP bonus is dependent upon the satisfaction of the targets, as well as the overall financial performance of the Company, the exact amount of the payout (if any) to an executive under the program during the second half of the year ending December 31, 2010 cannot be determined at this time. A description of the performance criteria and potential fiscal year awards and the satisfaction of performance criteria and associated awards for the first half of the fiscal year of the Company’s named executive officers who participate in the ICP is attached hereto as Exhibit 10.2.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit	Description
10.1	Amended Employment Agreement – Ravi Narula
10.2	Description of Second Half 2010 Incentive Compensation Plan Goals and Awards for the Named Executive Officers

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
By:	/s/ Robert Horton
Robert Horton
Senior Vice President & General Counsel

Dated: June 17, 2010